UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/01/2007

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.05.    Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics

On June 1, 2007, the Board of Directors of American Mold Guard, Inc. (the "Company") approved certain amendments to the Company's Code of Ethics and Business Conduct (the "Code")to (i)change the Company's Ethics Officer from Thomas Blakeley, the Company's Chief Executive Officer, to Paul Bowman, the Company's Chief Financial Officer, (ii)provide that reports of violations of the Code by employees be made to the Ethics Officer, (iii) provide that reports of violations of the Code by an officer or director of the Company be made to the Company's General Counsel and (iv) make certain other technical, administrative and non-substantive changes.

The foregoing summary of the amendment to the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the revised Code furnished as Exhibit 14.1 hereto and incorporated by reference herein. A copy of the revised Code may be viewed on the Company's website at www.americanmoldguard.com.

Item 8.01.    Other Events

On June 1, 2007, at the 2007 Annual Meeting of the Stockholders of the Company, the Company's stockholders re-elected the following individuals to serve as directors of the Company until the next annual meeting: Thomas Blakeley, Frank Brandenberg, James Crofton, John W. Martin and Robert Simplot.

The stockholders also: (i) ratified the appointment of Haskell & White LLP as the Company's independent registered public accounting firm for the year ending December 31, 2007 and (ii) approved an amendment to the Company's Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,074,845.

On June 5, 2007, the Company issued a press release announcing the results of the stockholders vote at the 2007 Annual Meeting of the Stockholders. A copy of the press release is furnished as Exhibit 99.1 hereto.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: June 05, 2007	By:	/s/ Thomas Blakeley
Thomas Blakeley
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-14.1	American Mold Guard Amended and Restated Code of Ethics and Business Conduct for Employees, Officers and Directors Effective June 1, 2007
EX-99.1	Press release of American Mold Guard, Inc. issued June 5, 2007 and entitled "American Mold Guard, Inc. Holds Annual Meeting of Stockholders."